024 Putnam OTC & Emerging Growth Fund attachment
1/31/05 Semi-Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended January 31, 2005, Putnam management
has assumed $71,303 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

74U1 (000s omitted)

Class A	121,880
Class B	37,343
Class C	2,466

74U2 (000s omitted)

Class M	30,208
Class R	3
Class Y	9,622

74V1

Class A	7.13
Class B	6.34
Class C	6.83

74V2

Class M	6.67
Class R	7.11
Class Y	7.35